Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. NEGOTIATES NEW TERMS FOR PURCHASE OF SCORES-LAS VEGAS CLUB AND EXTENDS CLOSING DATE

HOUSTON – (July 1, 2008) – Rick’s Cabaret International, Inc. (NASDAQ: RICK) said today it has renegotiated payment terms and set a new closing date for its purchase of the Scores-Las Vegas adult nightclub.

Under the terms of the renegotiated agreement Rick’s Cabaret will pay a total purchase price $21 million, payable $12 million in cash to DI Food & Beverage of Las Vegas, LLC, a $5 million convertible debenture bearing four percent interest and a non-convertible promissory note for $4 million at eight percent interest. A new closing date has been set for the later of July 25, 2008 or within five business days of the date of issuance of final permits to operate the club and the assignment of the existing lease.

“We are very pleased with the new terms of the deal, which reduce the amount of cash payable at closing and shifts a greater portion of the purchase price to non-convertible debt,” said Eric Langan, President and CEO of Rick’s Cabaret. He said there are no apparent difficulties in obtaining the necessary regulatory approval.

Under terms of the original agreement to purchase Scores-Las Vegas, Rick’s Cabaret had agreed to pay $16 million in cash and a $5 million convertible debenture bearing four percent interest.  The agreement includes  an option to buy the property on which the Scores Las Vegas is located.

Closing the transaction remains subject to closing conditions that include, but are not limited to Rick’s Cabaret obtaining adequate financing, approval by relevant regulatory authorities of the transfer of ownership in the selling entity and other conditions consistent with transactions of this type.

 About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com